Filed Pursuant to Rule 424(b)(5)

Registration No. 333-277060

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 3, 2024)

1,332,759 Shares

Gryphon Digital Mining, Inc.

Common Stock

We are issuing 1,332,759 shares of our common stock in payment to certain vendors for services rendered or other payment obligations over the next several fiscal quarters under contractual arrangements between us and these vendors. Shares will be issued to these vendors over time as payments become due and, if we elect, in our discretion, to make such payments in shares in lieu of cash. Shares issued pursuant to this prospectus supplement were previously registered pursuant to our existing shelf registration statement on Form S-3 (File No. 333-277060), which was declared effective by the Securities and Exchange Commission on April 3, 2024.

Our common stock is listed on The Nasdaq Capital Market under the symbol “GRYP.” On April 18, 2024, the last reported sale price of our common stock was $1.39 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-3 of this prospectus supplement and the risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 19, 2024

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus together constitute an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is current only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 (No. 333-277060) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, and any related free writing prospectus that we have authorized for use in connection with this offering.

You should rely only on the information that we have included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we have authorized for use in connection with this offering.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we have authorized for use in connection with this offering.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus supplement contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but all such summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described in this prospectus supplement under the heading “Where You Can Find More Information.”

All brand names or trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus supplement and the accompanying prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be preceded by, or contain, words such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “predict,” “potential,” “might,” “could,” “would,” “should” or other words indicating future results, though not all forward-looking statements necessarily contain these identifying words. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements about our future business operations and results, our strategy and competition. These statements represent our current expectations or beliefs concerning various future events and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to:

●	our need to, and difficulty in, raising additional capital;

●	downturns in the Cryptocurrency industry;

●	inflation;

●	increased interest rates;

●	the inability to procure needed hardware;

●	the failure or breakdown of mining equipment, or internet connection failure;

●	access to reliable and reasonably priced electricity sources;

●	cyber-security threats;

●	our ability to obtain proper insurance;

●	construction risks;

●	banks and other financial institutions ceasing to provide services to our industry;

●	changes to the Bitcoin network’s protocols and software;

●	the decrease in the incentive to mine Bitcoin;

●	the increase of transaction fees related to digital assets;

●	the fraud or security failures of large digital asset exchanges;

●	future digital asset, technological and digital currency development;

●	the regulation and taxation of digital assets like Bitcoin; and

●	the other risks and uncertainties discussed under the section titled “Risk Factors” on page S-3 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and a variety of other factors.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized for use in connection with this offering and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read all such documents carefully and you should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement, in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus supplement to “Gryphon,” “we,” “us” and “our” refer to Gryphon Digital Mining, Inc. and its subsidiaries.

Overview

On February 9, 2024, we completed the previously announced merger in connection the Agreement and Plan of Merger, dated January 27, 2023, as amended, by and between the Company, Akerna Merger Co., a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), and Ivy Crypto, Inc. (f/ka/a Gryphon Digital Mining, Inc.), a Delaware corporation (“Ivy”), pursuant to which Merger Sub merged with and into Ivy, with Ivy surviving as a wholly owned subsidiary of the Company (the “Merger”). Upon the completion of the Merger, our business ceased to be software solutions within the cannabis industry and became the business of Ivy.

We are a bitcoin mining company based in Las Vegas, Nevada. Our mission is to create a net carbon neutral bitcoin miner. Our revenue model is to mine and hold bitcoin, and then sell only the bitcoin that is necessary to pay our operating expenses and to reinvest in operational expansion.

Our operations encompass the following:

●	Self-Mining: We operate approximately 9,000 bitcoin ASIC mining computers, referred to as “miners,” from Bitmain Technologies Limited (“Bitmain”) that we have installed at third-party hosted mining data centers located in New York. Revenue generated by the mining of bitcoin is measured on a dollar per megawatt-hour (“MWh”) basis and is variable based on the price of Bitcoin, the measure of difficulty, transaction volume, and global hash rates.

●	ESG-Led Mining: We are an ESG-committed bitcoin miner with the mission to create the world’s largest bitcoin miner with a neutral carbon footprint. We currently use independently certified 100% carbon neutral energy in our power mix.

Given the significant amount of power that miners require to operate, we believe most mining companies focus completely on low-cost electricity without considering the impact of the power’s production on the climate. Our strategy is to focus on working with power hosting partners that are committed to climate science and also can produce reliable, low-cost power. We use 28 megawatts of space at our primary hosting facility in New York, which relies on renewable hydro energy. As we deploy additional miners, we will work with hosting partners that have committed to providing carbon neutral power.

Corporate Information

Our principal executive offices are located at 1180 N. Town Center Drive, Las Vegas, NV 89114, our telephone number is (877) 646-3374, and our Internet website address is https://gryphondigitalmining.com.  The information on our website is not a part of, or incorporated in, this prospectus supplement.

THE OFFERING

Common stock offered by us	1,332,759 shares

Use of proceeds	The shares of common stock issued hereunder will be issued as payment for services rendered or other payment obligations under contractual arrangements between the Company and certain vendors. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus supplement on page S-3 as well as those risk factors that are incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	GRYP

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should carefully consider the risks described below, in any subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in our other reports filed from time to time with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

If you purchase shares of common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share after giving effect to this offering, based on a price of $1.39 per share, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that certain of our earlier investors paid substantially less than the offering price when they purchased shares of our capital stock. You will experience additional dilution upon exercise of the outstanding stock options and other equity awards that may be granted under our equity incentive plans, and when we otherwise issue additional shares of our common stock. For more information, see “Dilution.”

USE OF PROCEEDS

We have entered into contractual arrangements with certain vendors, pursuant to which we have incurred or expect to incur payment obligations over the next several fiscal quarters for certain services provided by each vendor. Shares will be issued to these vendors over time as payment for services rendered or other payment obligations under contractual arrangements between us and the respective vendor, if we elect, in our discretion, to make such payments in shares in lieu of cash.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the price per share you pay in this offering and the as adjusted pro forma net tangible book value per share of our common stock after giving effect to this offering.

After giving effect to the assumed sale by us of an aggregate of 1,332,759 shares of our common stock at an assumed offering price of $1.39 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on April 18, 2024, for aggregate gross proceeds of $1.9 million, our net tangible book value at December 31, 2023 on a pro forma basis (after giving effect to the closing of the merger with Akerna Corp. completed on February 9, 2024 and the transactions contemplated thereby (the “Business Combination”)) would have been $(14.8) million, or $(0.53) per share of common stock. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.09 per share and an immediate dilution of $1.83 per share to new investors purchasing common stock at the assumed offering price of $1.39 per share in this offering.

The following table illustrates this per share dilution to the new investors purchasing shares of common stock in this offering:

Assumed offering price per share		$1.39
Pro forma net tangible book value per share at December 31, 2023	$(0.40)
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	$0.06

As adjusted pro forma net tangible book value per share at December 31, 2023, after giving effect to this offering		$(0.34)

Dilution per share to new investors in this offering		$1.73

The foregoing table and calculations are based on 37,337,015 shares of our common stock outstanding as of December 31, 2023 on a pro forma basis after giving effect to the Business Combination, and exclude:

●	972,087 shares underlying warrants to purchase shares of common stock;

●	674,829 shares issuable upon settlement of unvested service-based restricted stock units; and

●	5,810,033 shares of common stock reserved for issuance pursuant to new equity awards granted under the 2024 Omnibus Incentive Plan.

An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.39 per share shown in the table above, assuming all 1,332,759 shares of our common stock are sold at that price, would increase our as adjusted pro forma net tangible book value per share to $(0.30) per share and would increase the dilution in pro forma net tangible book value per share to new investors in this offering to $2.69 per share. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $0.39 per share shown in the table above, assuming all 1,332,759 shares of our common stock are sold at that price, would decrease our as adjusted pro forma net tangible book value per share to $(0.37) per share and would decrease the dilution in pro forma net tangible book value per share to new investors in this offering to $0.76 per share.

The information discussed above is illustrative only and shares will be issued to vendors from time to time at various prices. Furthermore, to the extent outstanding options or warrants are exercised, or restricted stock units are settled, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, you will experience further dilution.

PLAN OF DISTRIBUTION

The common stock sold pursuant to this offering will be sold directly by us. Recipients of common stock in this offering (including brokers or dealers) may, in connection with any resales of those shares, be deemed to be underwriters. The shares may be resold in market transactions (including coverage of short positions) on any national security exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the Nasdaq Capital Market.

Our common stock is listed on The Nasdaq Capital Market under the symbol “GRYP.” On April 18, 2024, the last reported sale price of our common stock was $1.39 per share.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Akerna Corp. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Gryphon Digital Mining, Inc. for the years ended December 31, 2023 and December 31, 2022 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Akerna Corp.’s ability to continue as a going concern) of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Gryphon Digital Mining, Inc. included in Gryphon Digital Mining, Inc.’s Current Report on Form 8-K dated April 1, 2024 have been so incorporated in reliance on the report of RBSM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the securities offered hereby.

We file annual, quarterly and other reports, proxy and information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is www.sec.gov. We maintain a website at www.gryphondigitalmining.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus supplement solely as an inactive textual reference.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus.

The following documents are incorporated by reference into this document (other than the portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024 (File No. 001-39096);

(b)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 4, 2024; January 24, 2024; February 2, 2024; February 9, 2024; February 13, 2024; and February 22, 2024.

(c)	the audited annual financial statements of Ivy Crypto, Inc. (formerly Gryphon Digital Mining, Inc.) as at and for the years ended December 31, 2023 and 2022 and the report of the independent registered public accounting firm thereon contained in such audited annual financial statements filed with the Registrant’s Current Report on Form 8-K, as filed with the SEC on April 1, 2024 (File No. 001-39096);

(d)	the unaudited pro forma condensed consolidated financial statements of Akerna Corp. and Gryphon Digital Mining, Inc. as at December 31, 2023 filed with the Registrant’s Current Report on Form 8-K, as filed with the SEC on April 1, 2024 (File No. 001-39096);

(e)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above; and

(f)	the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-K12B (File No. 001-39096) filed with SEC on October 21, 2019 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description (including Exhibit 4.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024).

We also incorporate by reference into this prospectus all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the completion or termination of the offering contemplated hereby. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

We make available, free of charge, through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting Robby Chang, c/o Gryphon Digital Mining, Inc., at 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144. Our telephone number is (877) 646-3374. Information about us is also available at our website at www.gryphondigitalmining.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

Prospectus

GRYPHON DIGITAL MINING, INC.

$100,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

SUBSCRIPTION RIGHTS

DEBT SECURITIES

UNITS

We may offer and sell from time to time, in one or more series, any one of the following securities of our company, for total gross proceeds of up to $100,000,000:

●	common stock;

●	preferred stock;

●	warrants to purchase our securities;

●	subscription rights to purchase any of the foregoing securities;

●	secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities; or

●	units comprised of, or other combinations of, the foregoing securities.

We may offer and sell these securities separately or together, in one or more series or classes and in amounts, at prices and on terms described in one or more offerings. We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

This prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of this offering.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “GRYP.” The last reported sale price of our common stock on the NASDAQ Capital Market on February 27, 2024 was $2.60 per share. The aggregate market value of our outstanding common stock held by non-affiliates is $88,592,834 based on 38,733,554 shares of outstanding common stock, of which 34,074,167 shares are held by non-affiliates, and a per share price of $2.60 which was the closing sale price of our common stock as quoted on the NASDAQ Capital Market on February 27, 2024.

If we decide to seek a listing of any preferred stock, warrants, subscriptions rights, debt securities or units offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 14 and the risk factors in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 3, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell, either individually or in combination, in one or more offerings, any of the securities described in this prospectus, for total gross proceeds of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement to this prospectus that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus.

We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Documents by Reference,” before investing in any of the securities being offered. You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of Gryphon Digital Mining, Inc. and its subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC. The following discussion should be read in conjunction with the consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 and notes incorporated by reference herein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus, any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information With Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

As used herein, and any amendment or supplement hereto, unless otherwise indicated, “we,” “us,” “our,” or the “Company,” means Gryphon Digital Mining, Inc. and its subsidiaries. Unless otherwise indicated, all references in this prospectus to “dollars” or “$” refer to US dollars.

Business Overview

On February 9, 2024, we completed the previously announced merger in connection the Agreement and Plan of Merger, dated January 27, 2023, as amended, by and between the Company, Akerna Merger Co., a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), and Ivy Crypto, Inc. (f/ka/a Gryphon Digital Mining, Inc.), a Delaware corporation (“Gryphon”), pursuant to which Merger Sub merged with and into Gryphon, with Gryphon surviving as a wholly owned subsidiary of the Company (the “Merger”). Upon the completion of the Merger, our business ceased to be software solutions within the cannabis industry and became the business of Gryphon.

Founded in October 2020, Gryphon is a bitcoin mining company based in Las Vegas, Nevada. Gryphon commenced its digital assets mining operations in September 2021. Gryphon’s mission is to create a net carbon neutral bitcoin miner. Gryphon’s revenue model is to mine and hold bitcoin, and then sell only the bitcoin that is necessary to pay its operating expenses and to reinvest in operational expansion.

Gryphon’s operations encompass the following:

●	Self-Mining: Gryphon operates approximately 9,000 bitcoin ASIC mining computers, referred to as “miners” that Gryphon has installed at third-party hosted mining data centers located in New York. Revenue generated by the mining of bitcoin is measured on a dollar per megawatt-hour (“MWh”) basis and is variable based on the price of Bitcoin, the measure of difficulty, transaction volume and global hash rates.

●	ESG-Led Mining: Gryphon is an ESG-committed bitcoin miner with the mission to create the world’s largest bitcoin miner with a neutral carbon footprint. Gryphon currently uses net carbon neutral energy in its power mix.

Gryphon launched its mining operations in September 2021 upon the receipt of the first of 12 batches of 600 Bitmain S19j Pro Antminers. Gryphon has deployed a total of approximately 9,000 S19j Pro Antminers from Bitmain pursuant to the Bitmain Agreement (as defined below) and subsequent market purchases, including purchases of S19j Pro Antminers, S19 Pro Antminers, S19j Pro+ Antminers, and S19K Pro Antminers have increased Gryphon’s deployment to approximately 9,000 miners.

Given the significant amount of power that ASIC miners require to operate, Gryphon believes most mining companies focus completely on low-cost electricity without considering the impact of the power’s production on the climate. Gryphon’s strategy is to focus on working with power hosting partners that are committed to climate science and also can produce reliable, low-cost power. Gryphon uses 28 megawatts of space at its hosting facility in New York, which relies on renewable hydro energy. As it deploys additional miners, Gryphon will work with hosting partners that have committed to providing carbon neutral power.

Bitcoin Mining Overview

Bitcoin miners use ASIC computers to validate Bitcoin transactions and add “blocks” of validated transactions to Bitcoin’s peer-to-peer blockchain network. Miners earn bitcoin rewards for every block they add to the network as well as the corresponding transaction fees associated with the transactions in the “mined” block. Only one miner or group of miners operating together can receive the block rewards and may also receive the corresponding transaction fees per block added to the Bitcoin blockchain. The amount of bitcoin rewards per block (not including transaction fees) is fixed, and the number of blocks that can be added over time is able to be projected with reliable accuracy; therefore, the expected amount of bitcoin rewarded per miner is based on the number of miners actively participating in the Bitcoin network. Miners will typically only participate if the value of the expected bitcoin rewards is higher than their cost of production.

Miners consume electricity in order to compete for rewards. This means that the economics of bitcoin mining largely depend on:

●	the cost of electricity to competing miners;

●	the efficiency of mining equipment operated by competing miners; and

●	fluctuations in the price of Bitcoin, Bitcoin difficulty (the relative measure of the amount of resources required to confirm a block of bitcoin transactions and receive bitcoin rewards), and global hash rates (the overall amount of computing power consumed by the network).

To achieve scale, mining requires access to large amounts of low-cost electricity.

Introduction to Bitcoin, the Bitcoin Network and Bitcoin Mining

Bitcoin is a digital asset that is created and transmitted through the operations of a peer-to-peer decentralized network of computers, known as the Bitcoin network, which operates on cryptographic protocols. No single entity owns or operates the Bitcoin network, the infrastructure of which is collectively maintained by a decentralized user base. The Bitcoin network allows people to exchange digital tokens of value, called bitcoins, which are recorded on a publicly distributed transaction ledger known as a blockchain. The Bitcoin blockchain is a digital, publicly distributed bookkeeping ledger that holds the record of every Bitcoin transaction.

The Bitcoin network is decentralized and does not require governmental authorities or financial institution intermediaries to create, transmit or determine the value of Bitcoin. Rather, bitcoin is created and allocated by the Bitcoin network protocol through a process referred to as “mining” and the persons or machines that provide transaction verification services to the Bitcoin network and are rewarded with new bitcoin are called “miners.”

The Bitcoin blockchain is a digital chain of blocks with each block containing information relating to a group of Bitcoin transactions. Miners validate Bitcoin transactions, securing the blocks and adding the blocks of transactions to the blockchain record by using computer processing power to solve complex mathematical problems. Solving the problems will result in the block being successfully added to the chain. This means that the Bitcoin transaction information in the block is verified and locked into the blockchain where it remains as a permanent record on the blockchain network. The record set maintained by the Bitcoin network is publicly viewable and accessible to all. As an incentive to those who incur the computational cost of securing the Bitcoin network by validating transactions, the miner who correctly solves the problem resulting in a block being added to the Bitcoin blockchain is awarded bitcoin. To begin bitcoin mining, a user can download and run Bitcoin network mining software, which turns the user’s computer into a “node” on the Bitcoin network that validates blocks. Each block contains the details of some or all of the most recent transactions of Bitcoin submitted by users of the Bitcoin network that are not already included in prior blocks, and a transaction awarding an amount of bitcoin to the miner who will add the new block. Each unique block can be solved and added to the blockchain by only one miner. Therefore, individual miners and mining pools (i.e., groups of miners acting together) on the Bitcoin network are engaged in a competitive process of increasing their computing power to improve their likelihood of solving for new blocks and receiving bitcoin rewards. As more miners join the Bitcoin network and its collective processing power increases, the Bitcoin network adjusts the complexity of the block-solving equation to maintain a predetermined pace of adding a new block to the blockchain approximately every ten minutes. A miner’s proposed block is added to the blockchain once a majority of the nodes on the Bitcoin network confirms the miner’s work. Miners that are successful in adding a block to the blockchain are awarded bitcoin for their effort and may also receive transaction fees paid by transferors whose transactions are recorded in the block. This reward system is the method by which new bitcoin enter into circulation.

The Bitcoin network is designed in such a way that the reward for adding new blocks to the blockchain decreases over time. The number of bitcoin awarded for solving a new block is automatically halved after every 210,000 blocks are added to the blockchain record. Each block takes approximately 10 minutes to be solved and as a result, rewards are halved approximately every four years. Currently, the fixed reward for solving a new block is 6.25 bitcoin per block and this number is expected to decrease by half to become 3.125 bitcoin sometime in April 2024. While Bitcoin prices have historically increased around these halving events, which increases in price have correspondingly mitigated the decrease in mining reward, there is no guarantee that the price change would be favorable or would compensate for the reduction in mining reward. Gryphon aims to mitigate the impacts of halving by maintaining a breakeven profitability floor far below the network average. To do so, Gryphon has developed and implemented a curtailment agreement with its hosting partners to maximize the marginal profitability of its machines. Under this arrangement, on a daily basis, Gryphon’s hosting partner calculates the expected profitability of Gryphon’s machines based on announced day-ahead electricity rates provided by the local utility and using current bitcoin prices. On days when it is forecast that the cost of electricity exceeds Gryphon’s revenue, whether for the entire day or part of the day, the machines are curtailed for the corresponding time period. This program was developed by Gryphon’s hosting partner in collaboration with Gryphon and is in use for several of Gryphon’s hosting partner’s clients. This program improves Gryphon’s profitability as it avoids operating the machines in periods when electricity costs exceed the expected revenue generated without impacting efficiency. The impact of the program on Gryphon’s hashpower is relatively minor as Gryphon’s machines are hosted in upstate New York with a strong power grid that does not often require curtailments. The program has implemented occasional curtailments that often coincide with high temperature periods or extreme cold weather in the region that would cause the demand for local electricity to spike. Gryphon’s partners have also implemented standard operating procedures to maximize the operational efficiency of its sites, such as preventative maintenance and cleaning of equipment. Gryphon believes that these steps can enable it to maintain survivability above its competitors and mitigate the downside risk of decreased rewards.

Performance Metrics - Network Hash Rate and Difficulty

In bitcoin mining, “hash rate” or “hashes per second” are the measuring units of the processing speed of a mining computer mining bitcoin. “Hash rate” is defined as the speed at which a computer can take any set of information and use an algorithm to reduce that information into a string of letters and numbers of a certain length, known as a “hash.” A “hash” is the computation run by mining hardware in support of the blockchain; therefore, a miner’s “hash rate” refers to the rate at which it is capable of solving such computations.

An individual miner has a hash rate measured as the total hash rate of all of the miners it deploys in its bitcoin mining operations, and network-wide there is a total hash rate of all miners seeking to mine bitcoin. The higher total hash rate of a specific miner, as a percentage of the network wide total hash rate, generally results over time in a corresponding higher success rate in bitcoin rewards as compared to miners with lower hash rates. Today, hash rates are measured in petahashes per second, or one quadrillion (1,000,000,000,000,000) hashes per second, and exahashes per second, or one quintillion (1,000,000,000,000,000,000) hashes per second.

“Difficulty” is a relative measure of how complex the process is made to successfully solve the algorithm and obtain a bitcoin award. The difficulty is adjusted by the Bitcoin network mining software periodically generally as a function of how much hashing power is deployed by the network of miners and designed to maintain certain mining results so that, on average, 10 minutes is required to produce a Bitcoin block. If the time to produce a block is generally exceeding the 10-minute expectation, which suggests that the target difficulty is set too high, the network reduces the degree of difficulty and vice versa, with this protocol called difficulty retargeting. At each interval of 2,016 blocks being mined (which takes roughly two weeks), the network re-analyzes the interval and revises the difficulty index, if needed.

Bitcoin Mining Power Requirements

At the beginning stages of the Bitcoin network in the early 2010s, individuals interested in bitcoin mining were able to do so using the CPUs of their personal computers. As popularity increased, so did the “difficulty” of mining, as adjusted automatically by the Bitcoin network. To accommodate the growing level of difficulty, more computer processing power was required. Soon, miners used GPUs generally used to power graphic intensive gaming computers to mine bitcoin. The process repeated, and the mining difficulty and amount of computing power required increased.

Eventually, computers and chips were created for the sole purpose of mining bitcoin. Today, bitcoin mining requires efficient hardware, i.e., ASIC-based mining computers, with strong computing abilities and energy efficiency. These ASIC-based mining computers require a significant amount of electricity to run their mining operations. Keeping electricity costs low is key to making bitcoin mining profitable and sustainable.

The amount of megawatts (“MW”) required to mine bitcoin depends on the number and types of miners and the energy demand for each type of miner. Each type of miner has a specific electricity demand and hash rate output. According to the Digiconomist.net, as of February 8, 2024, an estimated 138terawatts of power per year is being consumed by bitcoin mining globally.

Mining Pools

As more and more miners entered the market competing for the limited number of blocks that are regularly added to the Bitcoin blockchain, and as the related increase in the amount of available hashing power resulted in increasing levels of difficulty being implemented by the Bitcoin network, individual miners found that they were in some cases working for months without finding a block and receiving any reward. To address this problem, bitcoin mining operators began to combine their mining resources into mining pools to better compete and generate mining revenue. A “mining pool” is the pooling of resources by miners to earn bitcoin together. The mining pool shares their processing power over a network and splits rewards according to the amount of hashing capacity they contribute.

The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises. Fees are paid to the mining pool operator by the participating miners to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ hashing power, identifies new block rewards, records how much work all of the pool participants are contributing, and assigns block rewards earned by the mining pool in proportion to the individual hash rate contributed by a given participant. As discussed below, Gryphon participates in mining pools as an integral part of its business.

Bitcoin Mining Economics

The current 6.25 bitcoin reward for each block, and one Bitcoin block expected to be validated and attached to the Bitcoin blockchain approximately every 10 minutes, equates to approximately 37.50 bitcoin rewards generated by the Bitcoin network every hour, approximately 900 bitcoin generated every day and approximately 328,500 bitcoins generated each year, at least for the next one to two years at which time the bitcoin reward for solving a block will again be halved. Because mining computers generate hashes randomly, the ability to solve a particular Bitcoin block is a probability, with the odds of success typically measured by a ratio equal to the speed at which a particular mining operation is able to calculate hashes (i.e., that miner’s hash rate) compared against the total aggregate hash rate of the Bitcoin network. Profitability is then measured by that ratio multiplied by the number of bitcoins mined in a year multiplied by the then current market price of Bitcoin, then subtracting the costs of purchasing mining equipment, the cost of electricity, and various corporate and administrative costs. For a mining operation that participates in a mining pool, revenues, which are measured as the percentage of a pool’s revenues equal the participating miner’s hash rate compared to the pool’s aggregate hash rate, and typically result in a fraction of a given block reward being paid to a miner, are further reduced by the costs paid to the pool operator.

As of February 9, 2024, Bitcoin was priced at approximately $47,190. After reaching an all-time high price to date of $68,789.63 on November 10, 2021, the price of Bitcoin has decreased to current levels. Gryphon believes that the price of Bitcoin is likely to continue to fluctuate based on market conditions. Well-known companies have already invested in Bitcoin. Increasing regulatory barriers in Bitcoin epicenters such as China, as well ongoing fiat monetary inflation, have been suggested to support market valuations of Bitcoin. In addition, the block reward for Bitcoin is expected to halve in April 2024, resulting in even greater Bitcoin scarcity. However, in 2022, FTX Trading LTD. and several other major cryptocurrency exchanges collapsed due to financial issues caused by the falling prices of Bitcoin and other cryptocurrencies, which began in the fourth quarter of 2021. The collapses of these exchanges spurred a loss of confidence in participants in the digital asset ecosystem, negative publicity surrounding digital assets more broadly and market-wide declines in digital asset trading prices and liquidity. The prices of Bitcoin and other cryptocurrencies have rebounded from their lows around the time of the FTX collapse, but volatility due to these market conditions may continue in the near future.

The Effects of COVID-19 on the Bitcoin Mining Industry

The global COVID-19 pandemic, and the global measures taken to combat it, have caused and may cause disruption to the activities of Gryphon’s suppliers and, potentially, Gryphon’s bitcoin mining activities and have an adverse effect on Gryphon’s business. COVID-19 or other disease outbreak may continue to adversely affect the economies and financial markets of many countries, resulting in an economic downturn that may adversely affect demand for Bitcoin and impact Gryphon’s operating results. Although the magnitude of the impact of COVID-19 on Gryphon’s business and operations remains uncertain, the continued spread of COVID-19 or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact Gryphon’s business, financial condition, operating results and cash flows. If Gryphon is unable to effectively service its miners, Gryphon’s ability to mine bitcoin will be adversely affected as miners go offline, which would have an adverse effect on Gryphon’s business and the results of Gryphon’s operations.

China has previously limited the shipment of products in and out of its borders, which could negatively impact Gryphon’s ability to receive bitcoin mining equipment from Gryphon’s suppliers. Depending on the magnitude of such effects on Gryphon’s supply chain, shipments of parts for Gryphon’s existing miners, as well as any new miners Gryphon purchases, may be delayed. As Gryphon’s miners require repair or become obsolete and require replacement, Gryphon’s ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact Gryphon’s operations. If not resolved quickly, the impact of COVID-19 could have a material adverse effect on Gryphon’s business.

Governments could take additional restrictive measures to combat the pandemic that could further impact Gryphon’s business or the economy in the geographies in which Gryphon operates. It is also possible that the impact of the pandemic and response on Gryphon’s suppliers, customers and markets will persist for some time after governments ease their restrictions. These measures may impact Gryphon’s business and financial condition as the responses to control COVID-19 continue.

The extent to which the pandemic may impact Gryphon’s results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus/proxy statement, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to Gryphon’s performance, financial condition, results of operations and cash flows. See also “Risk Factors” above.

Material Agreements

Bitmain Sales and Purchase Agreement

On April 14, 2021, Gryphon entered into a Non-Fixed Price Sales and Purchase Agreement with Bitmain (the “Bitmain Agreement”). Pursuant to the Bitmain Agreement, Gryphon agreed to purchase from Bitmain 7,200 S19j Pro Antminer machines at an aggregate purchase price of approximately $46 million. The product was delivered in 12 separate monthly shipments with the first shipment having occurred in August 2021 and the last shipment having arrived in July 2022.

BitGo Custodial Services Agreement

Pursuant to the BitGo Custodial Services Agreement between BitGo Trust and Gryphon, dated October 1, 2021, BitGo Trust, through its custodial services enables Gryphon to create one or more custody accounts, controlled and secured by BitGo Trust to store certain supported digital currencies and digital tokens or certain fiat currencies such as dollars or euros. BitGo Trust also provides Gryphon with the option to create non-custodial wallets that support certain digital assets via an API and web interface. Gryphon may also elect to store fiat currency with BitGo Trust.

The BitGo Custodial Services Agreement has an initial term of one year. After the initial term, it will automatically renew for successive one-year periods, unless either party notifies the other of its intention not to renew at least 60 days prior to the expiration of the then-current term. After the initial term, Gryphon may terminate the BitGo Custodial Services Agreement at any time for any reason upon 30 days’ prior written notice. Gryphon may terminate the BitGo Custodial Services Agreement during the initial term if BitGo Trust breaches a material term of the agreement and fails to cure such breach within 30 days following written notice thereof from Gryphon.

BitGo Trust’s cold wallets are supported by a $250 million policy issued by Lloyd’s of London. Specifically, the policy covers: copying and theft of private keys; insider theft or dishonest acts by BitGo employees or executives; and loss of keys. Any theft of assets directly related to BitGo Trust’s custody of key would be covered by the policy. The policy does not cover cases where the client or a third party holds some of the keys themselves (e.g. hot wallets), since BitGo Trust would not be solely responsible for protecting the keys.

BitGo Trust has established a comprehensive set of controls governing the business processes and technology systems using industry standards and frameworks such as NIST, CCSS,CIS, and FFIEC. In addition, these controls have been independently tested as part of our SOC 1 & SOC 2 (Type 2) reports. Customers will decide upon which specific wallets are required based on their use case and they determine the portion of assets held in hot or cold wallets. BitGo Trust holds keys to cold wallets in undisclosed locations. BitGo’s cold storage solution is housed at undisclosed secure facilities. Any facilities that are co-located are secured by human guards and video surveillance, with 24x7 coverage. All BitGo vaults and manned facilities are located within the United States.

BitGo vaults are restricted from public access. BitGo follows role-based access controls and the principle of least privilege. Only individuals who have a specific business need to complete their job function are granted access to client information. Insurance providers rely on our BitGo’s external auditors to ensure that there is sufficient controls in place for accessing the vault and key material. BitGo maintains $250mm of insurance coverage against loss, theft, and misuse in situations where BitGo holds all keys. As part of this coverage, BitGo’s insurance underwriters have inspection rights associated with the crypto assets held in storage. All of Gryphon’s digital assets (100%) are held in cold wallets. Gryphon does not utilize any hot wallets from BitGo.

BitGo has private key procedures as well as the security and procedures in place for securing assets and in withdrawing and transferring assets. The BitGo ecosystem and architecture for private key management includes the BitGo Platform, HSMs and modular services. The BitGo cold custody solution is built on BitGo’s world class security to manage keys on behalf of our clients. BitGo only signs transactions that have been authorized by its clients and follow the policies set by the account administrators. BitGo engages an external third-party auditor to verify the digital assets it holds on a periodic basis. In addition, in the course of performing its annual audit of Gryphon’s financial statements, Gryphon’s independent registered public accounting firm sends annual confirmation requests to BitGo to confirm Gryphon’s digital assets held by BitGo. While neither Gryphon nor its insurance providers have any independent inspection rights associated with the digital assets held by BitGo, BitGo’s insurer, Lloyd’s of London, does have inspection rights with respect to the digital assets that BitGo holds.

Coinmint Agreement

On July 1, 2021, Gryphon entered into a Coinmint Colocation Mining Services Agreement (the “Coinmint Agreement”), with Coinmint, LLC (“Coinmint”), an established operator of renewable-energy data centers, pursuant to which Coinmint provides hosting services to Gryphon at Coinmint’s hydro powered facility in Massena, New York (the “Coinmint Facility”) for a 15-month period, which upon its conclusion renews automatically for successive three-month terms unless either party delivers to the other party 90 days’ written notice of intent not to renew. Pursuant to the terms of the Coinmint Agreement, 7,200 S19j Pro Antminer machines were delivered to and installed at the Coinmint Facility. Under the terms of the Coinmint Agreement, Coinmint directly passes through the cost of electricity and maintenance costs to Gryphon, collects an initial reservation fee and collects a percentage of Gryphon’s bitcoin mining profits.

Agreement and Plan of Merger with Sphere 3D

On June 3, 2021, Gryphon and Sphere 3D Corp. (“Sphere 3D”) entered into an Agreement and Plan of Merger (the “Sphere 3D Merger Agreement”), pursuant to which a merger subsidiary of Sphere 3D was to merge with and into Gryphon, with Gryphon continuing as the surviving corporation and wholly owned subsidiary of Sphere 3D (the “Sphere 3D Merger”). The Sphere 3D Merger Agreement was amended December 29, 2021. On April 4, 2022, Gryphon and Sphere 3D mutually agreed to terminate the Sphere 3D Merger Agreement due to changing market conditions, the passage of time, and the relative financial positions of the companies, among other factors.

Carbon Credit Agreements

On June 8, 2021 and August 19, 2021, Gryphon entered into two agreements to purchase up to 250,000 Certified Emission Reductions (“Credits”) from Polaris Infrastructure Inc. The agreements were amended and consolidated into a single agreement on June 2, 2022, pursuant to which Gryphon ultimately purchased 74,075 Credits for $100,000.

Sphere 3D Promissory Note and Security Agreement

On July 6, 2021, in connection with the pending Sphere 3D Merger, Sphere 3D entered into a Secured Promissory Note with Gryphon (the “Sphere 3D Note”), pursuant to which Sphere 3D loaned Gryphon the principal amount of $2.7 million. The Sphere 3D Note was secured by certain assets of Gryphon and bore interest at the rate of 9.5% per annum. On August 30, 2021, Sphere 3D and Gryphon entered into Amendment No. 1 to the Sphere 3D Note pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million. On September 29, 2021, Sphere 3D and Gryphon entered into Amendment No. 2 to the Sphere 3D Note pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million and amended the repayment schedule. On January 3, 2022, Sphere 3D and Gryphon entered into Amendment No. 3 to the Sphere 3D Note, pursuant to which Sphere 3D loaned an additional $2.5 million to Gryphon, which increased the principal amount of the Sphere 3D Note to $12.5 million, and extended the initial date for the repayment. In connection with the termination of the Sphere 3D Merger Agreement, all amounts payable by Gryphon under the Sphere 3D Note were forgiven, and Sphere 3D released all of the collateral pledged by Gryphon to secure the Sphere 3D Note.

Master Services Agreement with Sphere 3D

On August 19, 2021, in connection with the pending Sphere 3D Merger, Gryphon entered into a Master Services Agreement (the “Sphere 3D MSA”) with Sphere 3D. Under the Sphere 3D MSA, Gryphon is Sphere 3D’s exclusive provider of management services for all blockchain and cryptocurrency-related operations, including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Sphere 3D and/or its subsidiaries and/or its affiliates at any location. Gryphon in return receives a percentage of the net operating profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations. To provide greater certainty as to the term of the Sphere 3D MSA, Sphere 3D and Gryphon agreed to extend the initial term of the Sphere 3D MSA from three to four years, or to five years in the event Sphere 3D did not receive delivery of a specified minimum number of bitcoin mining machines during 2022. Sphere did not meet delivery targets in 2022, which extended the initial term of the Sphere 3D MSA to five years through August 2026. Subject to written notice from Sphere 3D and an opportunity by Gryphon to cure for a period of up to 180 days, Sphere 3D shall be entitled to terminate the Sphere 3D MSA in the event of: (i) Gryphon’s failure to perform the services under the Sphere 3D MSA in a professional and workmanlike manner in accordance with generally recognized crypto-mining industry standards for similar services, or (ii) Gryphon’s gross negligence, fraud or willful misconduct in connection with performing the services. Gryphon shall be entitled to specific performance or termination for cause in the event of a breach by Sphere 3D, subject to written notice and an opportunity to cure for a period of up to 180 days.

Pursuant to the Sphere 3D MSA, Gryphon holds the crypto assets of Sphere in a Bitgo Trust digital wallet. Sphere’s assets are safeguarded by Bitgo Trust in the same manner that Gryphon’s assets are safeguarded by Bitgo Trust, as described elsewhere in this section. Gryphon and Sphere’s assets are not co-mingled, as Sphere’s assets are stored in a separate wallet with its own address. The terms of the Sphere 3D MSA govern the management of Sphere’s assets. The terms prevent self-dealing and conflicts of interest. Additionally, all dealings between Sphere 3D and Gryphon involve one or both of (i) independent, arms-length third parties and (ii) transactions publicly available on the blockchain, which provide a clear, unambiguous trail of documentation to audit the relationship as needed.

Gryphon and Sphere 3D are engaged in litigation regarding the Sphere 3D MSA, and on October 6, 2023, Sphere 3D delivered a termination notice to Gryphon with respect to the Sphere 3D MSA. For additional information regarding these matters, see “- Legal Proceedings” on page 13 of this proxy statement/prospectus.

Sub-License and Delegation Agreement with Sphere 3D

On October 8, 2021, in connection with the pending Sphere 3D Merger, Gryphon and Sphere 3D entered into a sub-license and delegation agreement (the “Sublease”), pursuant to which Gryphon sublicensed to Sphere 3D Gryphon’s rights to use Core’s facility pursuant to Order 2 and the Core MSA, and delegated to Sphere 3D all of Gryphon’s obligations to make payments to Core under Order 2. The Sublease will terminate automatically upon the termination of the Core MSA and/or Order 2. As part of the agreements to amend the Sphere 3D Merger Agreement, the Sphere 3D Note and the Sphere 3D MSA, Sphere 3D and Gryphon agreed to amend the Sublease to provide Gryphon the right to recapture the usage of up to 50% of the hosting capacity to be managed by Core if the Sphere 3D Merger Agreement was terminated. Gryphon did not exercise the recapture right, which expired 90 days after the termination of the Sphere 3D Merger Agreement.

Anchorage Loan Agreement

On May 25, 2022, Anchorage entered into the Anchorage Loan Agreement with Gryphon Opco, pursuant to which Anchorage loaned Gryphon Opco the principal amount of 933.333333 bitcoin. Gryphon Opco’s obligations under the Anchorage Loan Agreement are secured by certain equipment and software rights of Gryphon Opco and are guaranteed by Gryphon. The loan was payable in installments of 42.424242 bitcoin with interest of 5.0% per annum, payable monthly in bitcoin. Gryphon Opco is further required thereunder to maintain a collateral coverage ratio of 110%. The maturity date of the loan was initially May 27, 2024.

On March 27, 2023, Gryphon and Anchorage entered into an amendment to the Anchorage Loan Agreement (the “Anchorage Loan Amendment”). Pursuant to the Anchorage Loan Amendment, the maturity date was extended to March 2026, and the interest rate was increased to 6% per annum. The monthly principal and interest payments have been adjusted to be 100% of net monthly mining revenue, defined as, for each calendar month, the sum of (a) all of Gryphon’s revenue generated from all bitcoin generated by Gryphon with the collateral less (b) the sum of Gryphon Selling, General and Administrative Expenses (“SG&A”) in connection with bitcoin mining operations, but not to exceed the greater of (x) $100,000 and (y) the amount that is previously preapproved by Anchorage in writing for such calendar month; provided, however that, to the extent that SG&A is capped by clause (b) above, any unapplied SG&A may be rolled forward to subsequent months until fully deducted. Notwithstanding the foregoing, unless otherwise approved by Anchorage, the aggregate amount of SG&A during any rolling twelve-month period shall not exceed $750,000. Provided that if at the end of a fiscal quarter, commencing with the fiscal quarter ending June 30, 2023, if (x) the aggregate principal amount payment received by the Anchorage for such fiscal quarter exceeds 38.6363638 bitcoin and (y) the average principal amount payment received by Anchorage for each fiscal quarter (commencing fiscal quarter ending June 30, 2023 and through and including the fiscal quarter for which such determination is to be made) exceeds 38.6363638 bitcoin per fiscal quarter, then, the Gryphon shall pay to Anchorage 75% of net monthly mining revenue for the immediately succeeding fiscal quarter (and thereafter, in the following fiscal quarter would shift to 100%). As consideration for the Anchorage Loan Agreement Amendment, Gryphon agreed to make a one-time payment of 173.17 bitcoins, reducing the principal balance of bitcoins from 636.81 to 463.64, and a closing fee of $45,000.

The Anchorage Loan Agreement Amendment also added a conversion provision whereby Anchorage has a limited right to convert all or any portion of the outstanding principal on the loan into a number of shares of Gryphon or any public company that is Gryphon’s parent, if Gryphon is not the public company (the “Conversion Right”). The Conversion Right is available at any time during the one month period (the “Conversion Period”) after which the market capitalization of Gryphon, or its public company parent if Gryphon is not the public company, for the first time exceeds $125,000,000 for five consecutive days. The conversion price is equal to $150,000,000 divided by the number of shares of Gryphon, or its public company parent if Gryphon is not the public company, common stock outstanding immediately prior to Anchorage’s exercise of the Conversion Right during the Conversion Period.

Competition

Gryphon’s primary competitors are Marathon Digital Holdings Inc., Riot Blockchain Inc., Hive Blockchain Technologies Ltd., Hut 8 Mining Corp., and Bitfarms Ltd.

Competitive Advantages

Low operating costs are a key part of Gryphon’s competitive advantage. The low-cost hosting rates from its two host providers combined with its current generation, more efficient bitcoin miners provide Gryphon with a competitive advantage over competitors.

Gryphon believes it has strong relationships with equipment manufacturers and third-party mining data centers. It is challenging to acquire the latest equipment and host capacity due to significant market demand and limited supply. Gryphon has relationships with both types of suppliers, which it believes will allow it to access current-generation equipment and sign contracts with providers of hosting solutions.

Operational Strategy

Gryphon uses a hosting strategy that allows the company to concentrate the deployment of its capital towards bitcoin mining activities as opposed to building its own datacenters. Gryphon has partnered with a host provider that provides net carbon neutral power for its bitcoin mining.

Gryphon’s primary host facility is the Coinmint Facility located in upstate New York and is hydro powered. In September 2021, Gryphon began deploying the first batch of its 7,200 S19j Pro Antminers from Bitmain at this facility. While electricity costs at the Coinmint facility have been as low as $0.032/kWh in 2021 and as of September 30, 2023, were $0.071/kWh with a 39-week rolling average of $0.064/kWh, electricity costs at the facility have fluctuated and will continue to fluctuate. The Coinmint Agreement provides for direct cost pass through of electricity costs and other operating costs at this facility plus a profit share. Gryphon uses approximately 28MW of electricity at this site.

Gryphon’s miner fleet is composed nearly entirely of S19j Pro Antminers from Bitmain, with the exception of 25 S19 Pro Antminers, 876 S19j Pro + Antminers, and 552 S19k Pro Antminers. The S19j Pro Antminers have a hashrate capacity of approximately 100 TH/s per miner and power consumption of approximately 3,050 watts per miner. The S19 Pro Antminers have a hashrate capacity of 110 TH/s and power consumption of 3,250 watts per miner. The S19j Pro + Antminers have a hashrate capacity of 120 TH/s and power consumption of 3,355 watts per miner. The S19k Pro Antminers have a hashrate capacity of 120 TH/s and power consumption of 2,760 watts per miner. Gryphon’s operations will continue to expand as it acquires additional miners to the extent that opportunities for such acquisitions arise.

The Company has entered into contracts with digital asset mining pool operators to provide the service of performing hash computations for the mining pool operator. The contracts are terminable at any time for any reason by either party without cause and without penalty and Gryphon’s enforceable right to compensation only begins when Gryphon provides the service of performing hash computations for the mining pool operator. The contract is for a continuous 24-hour period each day. Gryphon’s access and usage rights to the pool and service automatically renew for a successive 24-hour period (00:00:00 UTC and 23:59:59 UTC) unless terminated in accordance with the terms set forth by the terms of service. In exchange for performing hash computations for the mining pool, Gryphon is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which netted as a reduction of the transaction price). Gryphon’s fractional share is based on the proportion of hash computations Gryphon performed for the mining pool operator to the total hash computations contributed by all mining pool participants in solving the current algorithm during the 24-hour period. Hashrate is the measure of the computational power per second used when mining. It is measured in units of hash per second, meaning how many calculations per second that can be performed. The consideration Gryphon will receive, comprised of block rewards, transaction fees less mining pool operator fees are aggregated in a sub-balance account held by the mining pool operator. That balance, due to Gryphon, is calculated by the mining pool operator based on the hashrate provided and hash computations completed by Gryphon for the mining pool from midnight-to-midnight (00:00:00 UTC and 23:59:59 UTC) UTC time, and a sub-account balance is credited one hour later at 1AM UTC time. The balance is then withdrawn to Gryphon’s whitelisted wallet address, once a day, between the hours of 9am to 5pm UTC time. The rate of payment occurs once per day, as long as the minimum payout threshold of 0.01 bitcoin has accumulated in the sub-account balance, in accordance with the mining pool operator’s terms of service. Pursuant to ASC 606-10-55-42, Gryphon assessed if the customer’s option to renew represented a material right that represents a separate performance obligation and noted the renewal is not a material right. The definition of a material right is a promise in a contract to provide goods or services to a customer at a price that is significantly lower than the stand-alone selling price of the good or service. The mining pool operator does not provide any discounts and as such there is no economic benefit to the customer and as such a separate performance obligation does not exist under 606-10-55-42. In addition, there are no options for renewal that are separately identifiable from other promises in the contract such as an ability to extend the contract at a reduced price.

The performance obligation of the Bitcoin miner under the mining contracts with Foundry Pool USA involves the service of performing hash computations to facilitate the verification of digital asset transactions. Gryphon’s miners contribute computing power (i.e. hashrate) that perform hash calculations to the mining pool operator, engaging in the process of validating and securing transactions through the generation of cryptographic hashes. The mining pool then utilizes a specific mining algorithm (e.g. SHA-256) to submit shares (proofs of work) to the mining pool’s server as they contribute to solving the cryptographic puzzles required to mine a block. Gryphon reviews and analyzes its individual pool performance using a dashboard provided by Foundry Pool USA that includes real-time statistics on hashrate, shares submitted and earnings. The service of performing hash computations in digital asset transaction verification services is an output of Gryphon’s ordinary activities. The provision of providing these services is the only performance obligation in Gryphon’s contracts with mining pool operators. Gryphon performs hash computations for one mining pool operator, Foundry USA. Foundry USA operates its pool on the Full Pay Per Share (FPPS) payout method. FPPS is a variant of the Pay Per Share (PPS) method, where miners receive a fixed payout for each valid share submitted, regardless of whether the pool finds a block.

Regardless of the pool’s success, Gryphon will receive consistent rewards based on the number of valid shares it contributes. The transaction consideration Gryphon receives is non-cash consideration, in the form of bitcoin. Gryphon measures the bitcoin at fair value on the date earned using the average price (calculated by averaging the daily open price and the daily close price) quoted by its Principal Market at the date Gryphon completed the service of performing hash computations for the mining pool operator. There are no deferred revenues or other liability obligations recorded by Gryphon since there are no payments in advance of the performance. At the end of each 24 hour period (00:00:00 UTC and 23:59:59 UTC), there are no remaining performance obligations. By utilizing the average daily price of bitcoin on the date earned, Gryphon eliminates any differences that may arise due to the volatility in trading price between bitcoin and fiat currency during the period where Gryphon establishes and completes the contract. The consideration is all variable. There is no significant financing component in these transactions.

Prior to April 19, 2023, in consideration of Gryphon being an early strategic customer of Foundry USA Pool and in view of competition, Foundry USA Pool has not charged Gryphon with a fee for its services. However, as of April 19, 2023, Gryphon is now charged a fee of 0.43%, based on its deployed hashrate.

Gryphon contributes 100% of its Bitcoin hashing power to Foundry USA Pool. The total hashing power of Foundry USA Pool is approximately 135 EH/S (per https://hashrateindex.com/hashrate/pools), as of November 30, 2023, of which Gryphon provides approximately 0.6%. Because cryptocurrency is considered non-cash consideration, fair value of the cryptocurrency award received is determined using the average daily quoted price of the related cryptocurrency in Gryphon’s principal market at the time of contract inception, which is deemed daily. Revenue is recognized when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. After every 24-hour term, the mining pool transfers the cryptocurrency consideration to our designated cryptocurrency wallet. Gryphon has no knowledge of whether Foundry USA Pool maintains insurance for theft or loss and the risks associated with transferring crypto assets. See “Risk Factors - Incorrect or fraudulent cryptocurrency transactions may be irreversible” for details related to the risks associated with transferring crypto assets.

Gryphon does not have visibility into how Foundry USA Pool holds Gryphon’s proportion of mining rewards prior to transfer as they are a private company. Gryphon obtains comfort on the bitcoin received from Foundry USA Pool as management completes an estimated revenue analysis whereas it calculates its percentage of hashrate contributed on a daily basis as a percentage of the global hashrate to identify expected rewards. Gryphon then compares that amount to the actual bitcoin received from Foundry USA Pool for variances. Foundry USA operates its pool on the Full Pay Per Share (FPPS) payout method. FPPS is a variant of the Pay Per Share (PPS) method, where miners receive a fixed payout for each valid share submitted, regardless of whether the pool finds a block. Daily Earnings are calculated from midnight-to-midnight UTC time, and the sub-account balance is credited one hour later at 1 AM UTC time. Earnings accrued in the balance would be withdrawn to the selected whitelisted wallet address, once a day, during 9 AM to 5 PM UTC time. According to the Foundry USA Pool’s FAQ page, the minimum payout threshold for Bitcoin (BTC) is 0.001 bitcoin. Under the FPPS method, Foundry USA provides Gryphon with a stable and predictable payout for their mining efforts. Regardless of the pool’s success, Gryphon will receive consistent rewards based on the number of valid shares (hash rate) they contribute.

While Gryphon may expand its operations beyond the mining of bitcoin in the future, Gryphon has no plans to pursue the acquisition or mining of digital assets other than bitcoin. However, Gryphon has acquired in the past digital assets other than bitcoin as in-kind investments or payments.

Gryphon’s revenue model is to mine and hold bitcoin, and then sell only the bitcoin that is necessary to pay its operating expenses and to reinvest in operational expansion. For the nine month period ended September 30, 2023, the average holding period was 61 days. Prior to December 31, 2022, Gryphon’s average holding period was under 7 days. The bitcoin that is sold to pay operating expenses and to reinvest in operational expansion is sold within a 24 hour time frame of receipt. Gryphon converts mined bitcoin into fiat currency through BitGo Prime LLC (“BitGo Prime”), under the terms of the Electronic Trading Agreement entered into between BitGo Prime and Gryphon as of October 5, 2021. Under such agreement, BitGo Prime and Gryphon may purchase from and sell digital assets to each other, each for its own benefit and account. To facilitate such trading services, BitGo Prime may provide Gryphon online access to its proprietary electronic trading system, with access to and use of the trading system being subject to the terms and conditions of the Agreement. BitGo Prime charges Gryphon no fees for such conversion other than a nominal wire transfer fee associated with the wire of fiat currency to Gryphon’s account. Gryphon shall also not pay any commissions and transaction, processing and other fees, including federal, state, and local taxes.

An affiliate of BitGo Prime, BitGo Trust Company Inc., (“BitGo Trust”) serves as the custodian for Gryphon’s digital currency holdings in consideration of nominal fees paid for custodial, transaction, and settlement services provided pursuant to the agreement between Gryphon and BitGo Trust. Gryphon’s CEO and CFO each hold Gryphon side private keys that are protected with two-factor authentication. Custodial side keys are held by BitGo Trust who verifies requests with two factor authentication and video reviews. Additionally, as custodian of Gryphon’s digital assets, BitGo Trust has implemented certain security measures with regard to Gryphon’s digital asset holdings. Any liquidation, conversion, or transfer of the digital assets held in custody by BitGo Trust requires authorizations by two Gryphon executives and requires 24 hours prior to the effectiveness of any such transaction. In addition, the digital assets held in custody by BitGo Trust are insured up to $100 million. There can be no assurances that these procedures will be effective, and Gryphon could suffer a loss of its bitcoin due to an adverse software or cybersecurity event. While Gryphon is confident in the security of its digital assets, Gryphon continues to evaluate additional protective measures. See “Risk Factors - Gryphon’s bitcoin may be subject to loss, theft or restriction on access” for Gryphon’s risks and challenges related to custody.

Intellectual Property

Gryphon holds no patents, copyrights, trademarks, or licensing agreements.

Employees and Advisors

Gryphon currently has four full-time employees, its Chief Executive Officer, Chief Financial Officer, Legal Advisor, and its Executive Chair. Gryphon also uses the services of Chris Ensey as Chief Technical Advisor.

Government Regulation

Government regulation of blockchain technology and Bitcoin specifically is being actively considered by the United States federal government via a number of agencies and regulatory bodies, as well as similar entities in other countries. State government regulations also may apply to Gryphon’s bitcoin mining activities and other related activities in which Gryphon participates or may participate in the future. Certain regulatory bodies have shown an interest in regulating or investigating companies engaged in the blockchain technology or Bitcoin business.

In addition, because transactions in bitcoin provide a reasonable degree of pseudo anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse (even if untrue), could lead to greater regulatory oversight of Bitcoin platforms, and there is the possibility that law enforcement agencies could close Bitcoin platforms or other Bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving bitcoin held via such platforms or infrastructure. For example, the Secretary of the U.S. Department of the Treasury Janet Yellen noted during her nomination hearing before the Senate Finance Committee in January 2021 that cryptocurrencies have the potential to improve the efficiency of the financial system but that they can be used to finance terrorism, facilitate money laundering and support malign activities that threaten U.S. national security interests and the integrity of the U.S. and international financial systems. Accordingly, Secretary Yellen expressed her view that federal regulators needed to look closely at how to encourage the use of cryptocurrencies for legitimate activities while curtailing their use for malign and illegal activities. Furthermore, in December 2020, the Financial Crimes Enforcement Network (“FinCEN”), a unit of the U.S. Department of the Treasury, focused on money laundering and proposed a new set of rules for cryptocurrency-based exchanges aimed at reducing the use of cryptocurrencies for money laundering. These proposed rules would require filing reports with FinCEN regarding cryptocurrency transactions in excess of $10,000 and impose record-keeping requirements for cryptocurrency transactions in excess of $3,000 involving users who manage their own private keys. In January 2021, the Biden Administration issued a memorandum freezing federal rulemaking, including the proposed FinCEN rules, to provide additional time for the Biden Administration to review the rulemaking that had been proposed by the Trump Administration. As a result, it remains unclear whether the proposed FinCEN rules will take effect.

Multiple United States federal agencies and regulators have been active in rulemaking, issuing guidance and regulating various actors in the blockchain technology industry, including the CFTC, SEC, FINRA, OCC, CFPB, FinCEN, OFAC, IRS, FDIC, and Federal Reserve. In March 2022, the United States announced plans to establish a unified federal regulatory regime for cryptocurrency, and in January 2023, the House of Representatives announced its first ever Financial Services Subcommittee on Digital Assets and its intention to develop a regulatory framework for the digital asset industry. In February 2023, Bipartisan leadership of the Senate Banking Committee announced a similar goal. Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to Gryphon’s businesses, or when they will be effective. As the regulatory and legal environment evolves, Gryphon may become subject to new laws, further regulation by the SEC, and other federal or state agencies, which may affect Gryphon’s bitcoin mining and other related activities. Certain state and local authorities have introduced and passed legislation that may affect Gryphon’s business and the business of bitcoin mining. New York recently enacted a 2-year ban on new cryptocurrency mining conducted at fossil fuel-burning plants. It is possible that other states may likewise create laws that specifically impact Gryphon’s business.

In 2022, FTX Trading Ltd. and several other major cryptocurrency exchanges declared bankruptcy. The U.S. Department of Justice brought criminal charges, including charges of fraud, violations of federal securities laws, money laundering, and campaign finance offenses against FTX’s former CEO and others. FTX is also under investigation by the SEC, the Justice Department, and the Commodity Futures Trading Commission, as well as by various regulatory authorities in the Bahamas, Europe and other jurisdictions. In response to these events, the digital asset markets have experienced extreme price volatility and declines in liquidity, and regulatory and enforcement scrutiny has increased, including from the DOJ, the SEC, the CFTC, the White House and Congress. These events continue to develop rapidly, and it is not possible to predict at this time all of the risks that they may pose to Gryphon or on the digital asset industry as a whole.

For additional discussion regarding Gryphon’s belief about the potential risks existing and future regulation pose to Gryphon’s business, see “Risk Factors” herein.

Environmental Considerations

Environmental considerations are top priority for Gryphon. Gryphon was founded as an ESG-led company. This means that Gryphon has limited the provision of electricity to its bitcoin mining activities to facilities using carbon-free energy, or required the purchase of carbon credits by such facility to provide for carbon neutrality. Gryphon currently has no plans to change this practice. Gryphon’s policy, which it currently has no plans to change, is to avoid conducting bitcoin mining at any facility using a carbon-based electricity source. Gryphon recognizes that a byproduct of the acquisition of bitcoin mining equipment from the existing supply chain is a carbon footprint. To offset this footprint, Gryphon has entered into agreements to purchase 74,075 carbon credits. See “- Material Agreements - Carbon Credit Agreements” for more information.

Legal Proceedings

Gryphon is engaged, and may become engaged, in litigation in the ordinary course of business. On April 7, 2023, Sphere 3D filed suit against Gryphon in the Southern District of New York. The lawsuit concerns the Sphere MSA between the parties where Gryphon agreed to act as Sphere 3D’s “exclusive provider of any and all management services for all blockchain and cryptocurrency-related operations.” Sphere 3D alleges that Gryphon has fallen short in its obligations under the Sphere MSA, and is suing for alleged breach of contract, breach of the implied covenant of good faith and fair dealing, and breach of fiduciary duty (such matter, the “Sphere 3D Litigation”).

On June 15, 2023, Sphere 3D filed an amended complaint in connection with the Sphere 3D Litigation, which clarified certain of Sphere 3D’s prior allegations. On June 28, 2023, Gryphon requested leave to file a motion to dismiss Sphere 3D’s claims for breach of fiduciary duty and breach of the implied covenant of good faith and fair dealing, which the Court granted on August 11, 2023. On August 18, 2023, Gryphon filed: (i) its motion to dismiss Sphere 3D’s claims for breach of fiduciary duty and breach of the implied covenant of good faith and fair dealing; and (ii) its answer and counterclaims against Sphere 3D, asserting, among other things, that Sphere had breached the Sphere MSA, breached the implied covenant of good faith and fair dealing in connection with that contract, acted negligently in connection with a separate incident, and defamed Gryphon. Gryphon’s answer and counterclaims further asserted the defamation counterclaim against Sphere 3D’s Chief Executive Officer, Patricia Trompeter, personally.

On September 20, 2023, Sphere 3D filed a second amended complaint in connection with the Sphere 3D Litigation, which added a claim against Gryphon alleging that Gryphon’s counterclaim for defamation against Sphere 3D violated New York’s anti-SLAPP law.

On October 6, 2023, Sphere 3D delivered a termination notice to Gryphon with respect to the Sphere MSA, largely on the basis of the allegations made by Sphere 3D in the Sphere 3D Litigation (the “Sphere 3D MSA Termination”). On October 11, 2023, Gryphon filed an answer to Sphere 3D’s second amended complaint, in which, among other things, Gryphon alleged that Sphere 3D’s attempted termination of the Sphere MSA was wrongful and ineffective, because it violated the terms of the Sphere MSA, and thus that Sphere 3D continues to owe Gryphon all amounts to which Gryphon would otherwise be entitled under the Sphere MSA through that contract’s term ending in August 2026.

Gryphon intends to continue to vigorously defend against the Sphere 3D Litigation, including but not limited to the Sphere 3D MSA Termination, which it believes are without merit, and to aggressively pursue its counterclaims against Sphere 3D. However, Gryphon cannot predict the outcome of these proceedings or provide an estimate of potential damages or recovery, if any. Failure by Gryphon to obtain a favorable resolution of the Sphere 3D Litigation could require it to pay damage awards or otherwise enter into settlement arrangements for which its insurance coverage may be insufficient. Any such damage awards or settlement arrangements in current or future litigation could have a material adverse effect on Gryphon’s business, operating results or financial condition. Even if Sphere 3D’s claims are not successful, or if Gryphon is successful in pursuing its counterclaims or negotiating a favorable settlement, defending against this or future litigation is expensive and could divert management’s attention and resources, all of which could have an adverse and material impact on Gryphon’s business, operating results and financial condition and negatively affect Gryphon’s value. Further, any valid termination of the Sphere MSA in accordance with its terms could also have a negative impact on Gryphon’s business and operating results. In addition, such lawsuits may make it more difficult for Gryphon to finance its operations in the future.

Corporate Information

Our principal executive offices are located at 1180 N. Town Center Drive, Las Vegas, NV 89114, our telephone number is (877) 646-3374, and our Internet website address is https://gryphondigitalmining.com. The information on our website is not a part of, or incorporated in, this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors we describe in any prospectus supplement and in any related free writing prospectus for a specific offering of securities, as well as those incorporated by reference into this prospectus or such prospectus supplement. You should also carefully consider other information contained and incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes thereto incorporated by reference in this prospectus. The risks and uncertainties described in the applicable prospectus supplement and our other filings with the SEC incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the described risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from these sales for general corporate purposes, which includes, without limitation, capital expenditures, funding potential acquisitions of additional new mining equipment, other potential acquisitions, and general working capital. The amounts and timing of these expenditures will depend on numerous factors, including the development of our current business initiatives. We have no specific acquisition contemplated at this time.

PLAN OF DISTRIBUTION

We may sell the securities from time to time to or through underwriters or dealers, through agents, or directly to one or more purchasers. A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, rights to purchase and subscriptions. In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

●	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

●	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

A prospectus supplement or supplements with respect to each series of securities will describe the terms of the offering, including, to the extent applicable:

●	the terms of the offering;

●	the name or names of the underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

●	the public offering price or purchase price of the securities or other consideration therefor, and the proceeds to be received by us from the sale;

●	any delayed delivery requirements;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation

●	any discounts or concessions allowed or re-allowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

●	at a fixed price or prices, which may be changed;

●	in an “at the market” offering within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

Underwriters and Agents; Direct Sales

If underwriters are used in a sale, they will acquire the offered securities for their own account and may resell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

Unless the prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Dealers

We may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or other offering materials, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may provide agents, underwriters, dealers and remarketing firms with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making; Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock, which is quoted on the Nasdaq Capital Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, warrants or subscription rights on any securities exchange or quotation system; any such listing with respect to any particular debt securities, preferred stock, warrants or subscription rights will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Fees and Commissions

If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF SECURITIES WE MAY OFFER

General

This prospectus describes the general terms of our capital stock. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation, as amended, referred to herein as our certificate of incorporation, and our amended and restated bylaws, referred to herein as our bylaws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The total number of shares of capital stock we are authorized to issue is 155,000,000 shares, of which (a) 150,000,000 shares are common stock and (b) 5,000,000 shares are preferred stock.

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $100,000,000 in the aggregate of:

●	common stock;

●	preferred stock;

●	warrants to purchase our securities;

●	subscription rights to purchase our securities;

●	secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities; or

●	units comprised of, or other combinations of, the foregoing securities.

We may issue the debt securities exchangeable for or convertible into shares of common stock, preferred stock or other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Common Stock

As of February 27, 2024, there were 38,733,554 shares of common stock issued and outstanding, held of record by approximately 443 stockholders. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, all stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. Subject to the prior rights of creditors of the Company and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Company, in the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative, preemptive rights, or subscription rights.

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “GRYP”. The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of Preferred Stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

●	the title and stated value;

●	the number of shares we are offering;

●	the liquidation preference per share;

●	the purchase price;

●	the dividend rate, period and payment date and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	any contractual limitations on our ability to declare, set aside or pay any dividends;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred stock on any securities exchange or market;

●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

●	voting rights, if any, of the preferred stock;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, after receipt of payment therefor, the shares will be fully paid and non-assessable.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Warrants

We may issue warrants to purchase our securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing and may be attached to, or separate from, such securities. To the extent warrants that we issue are to be publicly-traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, forms of the warrant and warrant agreement, if any. The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants and a description of the material provisions of the applicable warrant agreement, if any. These terms may include the following:

●	the title of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

●	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

●	the maximum or minimum number of warrants that may be exercised at any time;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants. Each warrant will entitle the holder of warrants to purchase the amount of securities or other rights, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, if applicable, unexercised warrants will become void. Warrants may be exercised in the manner described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the securities or other rights that the warrant holder has purchased. If the warrant holder exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

Subscription Rights

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to holders of our capital stock a prospectus supplement will be distributed to such holders on the record date for receiving rights in the rights offering set by us.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, forms of the subscription rights, standby underwriting agreement or other agreements, if any. The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

Debt Securities

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities may be issued under an indenture (which we refer to herein as an Indenture), which are contracts entered into between us and a trustee to be named therein. The Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus. It is likely that convertible debt securities will not be issued under an Indenture.

The debt securities may be fully and unconditionally guaranteed on a secured or unsecured senior or subordinated basis by one or more guarantors, if any. The obligations of any guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should an Indenture relate to unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness of our company or its subsidiaries, the holders of such secured indebtedness, if any, would be entitled to receive payment of principal and interest prior to payments on the unsecured indebtedness issued under an Indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities. These terms will include some or all of the following:

●	the title of debt securities and whether the debt securities are senior or subordinated;

●	any limit on the aggregate principal amount of debt securities of such series;

●	the percentage of the principal amount at which the debt securities of any series will be issued;

●	the ability to issue additional debt securities of the same series;

●	the purchase price for the debt securities and the denominations of the debt securities;

●	the specific designation of the series of debt securities being offered;

●	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

●	the basis for calculating interest;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the duration of any deferral period, including the period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

●	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

●	the rate or rates of amortization of the debt securities;

●	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

●	if the debt securities will be secured by any collateral and, if so, a general description of the collateral and the terms and provisions of such collateral security, pledge or other agreements;

●	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

●	any restriction or condition on the transferability of the debt securities of a particular series;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default;

●	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

●	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

●	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	what subordination provisions will apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our securities or property;

●	whether we are issuing the debt securities in whole or in part in global form;

●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depositary for global or certificated debt securities, if any;

●	any material federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

●	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

●	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid;

●	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture;

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

●	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, we do not anticipate the debt securities will be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Units

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

FORMS OF SECURITIES

Each security may be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

The specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments to holders with respect to securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the trustees, the warrant agents, the unit agents or any other agent of the Company, agent of the trustees, the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other payment or distribution to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Gryphon Digital Mining, Inc. and subsidiaries as of and for the years ended December 31, 2022 and 2021 have been incorporated by reference in the registration statement in reliance upon the reports of RBSM LLP and Marcum LLP, each an independent registered public accounting firm, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing.

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 14, 2023.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023.

●	Our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed with the SEC on May 1, 2023.

●	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 21, 2023.

●	Our Definitive Proxy Statement on filed pursuant to 424(b)(3) with the SEC on January 9, 2024.

●	Our Current Reports on Form 8-K filed with the SEC on January 18, 2023, January, 27, 2023, February 3, 2023, March 28, 2023, May 1, 2023, June, 15, 2023, July 7, 2023, August 10, 2023, September 7, September 15, 2023, September 22, 2023, October 4, 2023, October 12, 2023, November 17, November 21, December 6, 2023, December 20, December 22, December 29, 2023, January 4, 2024, January 11, 2024, January 24, 2024, February 2, 2024, February 9, 2024, February 13, 2024, and February 22, 2024.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information “furnished to,” rather than “filed with,” the SEC under the Exchange Act, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Robby Chang, c/o Gryphon Digital Mining, Inc., at 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144. Our telephone number is (877) 646-3374. Information about us is also available at our website at https://gryphondigitalmining.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

1,332,759 Shares

Gryphon Digital Mining, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

April 19, 2024